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EXHIBIT 21.1

                                                  SUBSIDIARIES OF THE REGISTRANT

Registered Name                                                                     Domicile         Owner     % Held  Status
---------------                                                                     --------         -----     ------  ------
(business is conducted under the registered names)

Sancon Recycling Pty Ltd.                                                           Australia        Sancon     100    Active

Guang Cheng Int'l Trading Ltd. ("Guang Cheng" hereinafter)                          Hong Kong        Sancon     100    Active

Sancon Resources Recovery (Shanghai) Co., Ltd. ("Sancon SH" hereinafter)            Shanghai         Sancon     70     Active

Crossover Solutions Inc. ("CS" hereinafter)                                      British Virgin      Sancon     100    Active
                                                                                     Island


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